EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated variable interest entities

Subsidiaries:	Place of Incorporation

Yirendai Hong Kong Limited	Hong Kong
Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd.	PRC

Consolidated variable interest entities:

Heng Cheng Technology Development (Beijing) Co., Ltd.	PRC
Huijin No. 28 Single Capital Trust*	PRC

*	Huijin No. 28 Single Capital Trust (the "Trust") is a trust established in the PRC and administered by an independent third-party state-owned trust company. In October 2015, the registrant entered into a business relationship with the Trust, which invested in loans through the registrant’s platform using funds received from its investor. Based on the contractual arrangement between the registrant and the Trust, the registrant is deemed to hold variable interest in the Trust. Accordingly, the registrant has consolidated the Trust's assets, liabilities, results of operations and cash flows in its consolidated financial statements included in this annual report. Please see Note 2 to the consolidated financial statements included in this annual report for the details of the basis of consolidation of the Trust.